Exhibit 99.1

Contact:
Strategy
CJ (Chaitanya Jain)
Head of Investor Relations
ir@strategy.com

Strategy Announces Second Quarter Financial Results;
Currently Holds 843,775 Bitcoin; Now the Largest Institutional Holder Globally

Digital Capital Highlights (as of July 26, 2026)
▪843,775 bitcoin holdings, 25% growth year to date 2026
▪4.5% BTC Yield achieved year to date
▪BTC Monetization Program established; $218.4 million of sales year to date 2026
Digital Equity Highlights (as of July 26, 2026)
▪$17.06 billion of capital raised year to date through our ATM programs
▪$1.0 billion MSTR repurchase program established; no repurchases to date
▪Introduced new metrics such as BTC Hurdle ARR & Net Bitcoin Per Share on Strategy.com
Digital Credit Highlights (as of July 26, 2026)
▪STRC issuances raised $7.53 billion year to date 2026, representing a 254% growth
▪$1.06 billion in cumulative dividends paid on all preferred stock to date
▪Grew the USD Reserve to $3.75 billion, over 2.1 years of coverage, reserved for dividends and interest
▪Repurchased $28.9 million aggregate notional amount of STRC for $25.0 million, a 13% discount to par
TYSONS CORNER, Va., July 30, 2026 – Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) (“Strategy” or the “Company”), the largest institutional holder of bitcoin and the world’s first Bitcoin Treasury Company, today announces financial results for the three-month period ended June 30, 2026 (the second quarter of its 2026 fiscal year).
“In the second quarter of 2026, Strategy strengthened its balance sheet while navigating a meaningful bitcoin price decline. We grew our bitcoin holdings by 11% to 846,000 bitcoin, reduced our convertible debt by 18% to $6.7 billion, increased our USD Reserve by 12% to $2.4 billion, and grew Bitcoin Per Share by 5%. Our objective is for STRC to trade over time at $99 to $100. If STRC trades below $100, we intend to repurchase STRC shares in a regular and disciplined manner, scaling our repurchases according to market price and liquidity. These repurchases are an attractive use of capital that reduces our future preferred dividend requirements at a discount while allowing independent market demand to establish a healthy and sustainable market,” said Phong Le, President and Chief Executive Officer.
“Strategy's USD Reserve currently stands at $3.75 billion, which is enough to cover our existing preferred dividend payments and interest obligations for more than 2.1 years. We've also built a track record of 18 months of consecutive dividend payments, having never missed a dividend despite the recent deep drawdown in bitcoin price. To give investors clearer transparency into our credit quality and equity strength, we've introduced a set of enhanced metrics, now available on strategy.com. Our BTC Hurdle ARR of 10.8% represents our current effective cost of credit. If BTC ARR is above this rate, Net BTC Per Share captures a positive spread and appreciates faster than bitcoin on a go-forward basis,” said Andrew Kang, Chief Financial Officer.
“In the midst of this phase of muted bitcoin sentiment and market skepticism, we continue to evolve our business model and establish Digital Credit as a new asset class. Our plan is to return STRC to health with stable demand, high liquidity, and low volatility trading near par. We believe this is the best way to create shareholder value over the long term,” said Michael Saylor, Founder and Executive Chairman.
Q2 Financial Summary
▪Operating Loss: Operating loss for the second quarter of 2026 was $8.33 billion, compared to $14.03 billion operating income for the second quarter of 2025. Operating loss for the second quarter of 2026 includes an unrealized loss on the Company’s digital assets of $8.32 billion, compared to an unrealized gain on the Company’s digital assets of $14.05 billion for the second quarter of 2025.
▪Net Loss and Net Loss Attributable to Common Stock: For the second quarter of 2026, the Company reported a net loss of $8.22 billion, or a net loss of $24.45 per common share on a diluted basis, as compared to a net income of $10.02 billion, or a net income of $32.60 per common share on a diluted basis, for the second quarter of 2025. Net loss attributable to common stockholders for the second quarter of 2026 was $8.62 billion, reflecting $400.7 million of dividends on preferred stock, compared to net income attributable to common stockholders of $9.97 billion, reflecting $49.1 million of dividends on preferred stock, for the second quarter of 2025.
▪Cash and Cash Equivalents, and Short-term Investments: As of June 30, 2026, the Company had cash and cash equivalents of $1.71 billion, as compared to $2.21 billion as of March 31, 2026. As of June 30, 2026, the company had short term investments of $736.1 million; there were no short-term investments as of March 31, 2026.
▪Revenues: Total revenues for the second quarter of 2026 were $122.4 million, compared to total revenues of $114.5 million for the second quarter of 2025, a 6.9% increase year-over-year.
▪Gross Profit: Gross profit for the second quarter of 2026 was $81.6 million, representing a 66.6% gross margin, compared to $78.7 million, representing a gross margin of 68.8%, for the second quarter of 2025.
Bitcoin Summary (as of July 26, 2026)
▪BTC Yield: Achieved BTC Yield of 4.5% in 2026 YTD.
▪BTC Gain: Achieved BTC Gain of 29,997 in 2026 YTD.
▪BTC $ Gain: Achieved BTC $ Gain of $1.95 billion in 2026 YTD, based on the July 27, 2026 bitcoin market price of $64,915.
▪Digital Assets: As of July 26, 2026, the Company’s digital assets were comprised of approximately 843,775 bitcoins, with an original cost basis and market value of $63.69 billion and $54.77 billion, respectively, which reflect an average cost per bitcoin of approximately $75,476 and a market price per bitcoin of approximately $64,915 as of July 27, 2026.

Capital Markets Summary (as of July 26, 2026)
▪ATM Offerings: The Company received aggregate gross proceeds of approximately $8.41 billion during the three months ended June 30, 2026, and additional aggregate gross proceeds of approximately $1.28 billion between July 1, 2026 and July 26, 2026, from the following sales made under its at-the-market offering program ("ATM").

	Q2 FY 2026	QTD Q3 FY 2026
Securities	Aggregate Gross Proceeds (in millions)	Aggregate Gross Proceeds (in millions)
MSTR	$2,946.7	$1,276.0
STRC	5,465.0	—
STRK	—	—
STRF	—	—
STRD	—	—
STRE	—	—
Total	$8,411.8	$1,276.0
(Includes shares sold but not yet settled as of July 26, 2026)
▪STRC Stock Dividend: Since the start of FY2026, the Company has declared and paid, or will pay, the following dividends on its STRC Stock:

Record Date	Annualized STRC Rate	Dividend (USD/Share)	Payment Date
Monthly STRC Dividends
January 15, 2026	11.00%	$0.92	January 31, 2026
February 15, 2026	11.25%	$0.94	February 28, 2026
March 15, 2026	11.50%	$0.96	March 31, 2026
April 15, 2026	11.50%	$0.96	April 30, 2026
May 15, 2026	11.50%	$0.96	May 31, 2026
June 15, 2026	11.50%	$0.96	June 30, 2026
Semi-Monthly STRC Dividends
June 30, 2026	11.50%	$0.48	July 15, 2026
July 15, 2026	12.00%	$0.50	July 31, 2026
July 31, 2026	12.00%	$0.50	August 15, 2026
▪Convertible Note Repurchase: In May 2026, the Company repurchased $1.50 billion aggregate principal amount of its 0% Convertible Senior Notes due 2029 in negotiated transactions for approximately $1.38 billion in cash, an approximate 8% discount to par. As a result, the Company reduced its aggregate principal amount of convertible notes outstanding from $8.21 billion to $6.71 billion.
Digital Credit Capital Framework Summary (as of July 26, 2026)
▪USD Reserve Policy: The Company has grown the USD Reserve to $3.75 billion, representing approximately 2.1 years of coverage reserved for preferred-stock dividend payments and interest on outstanding indebtedness.
▪STRC Dividend Policy: Increased the dividend rate to 12.00% to support STRC trading near its $100 per share stated amount, and will maintain the 12.00% rate until STRC demonstrates sustained, healthy trading near $100 per share.
▪$1.0 Billion Digital Credit Securities Repurchase Program: From July 20 through July 26, 2026, the Company repurchased 288,930 shares of STRC ($28.89 million aggregate notional) for approximately $25.00 million at an average price of $86.53 per share, an approximate 13.47% discount to the $100 per share stated amount. Approximately $975.00 million remains available, and while STRC trades below $100 per share the Company intends to be a regular and disciplined purchaser, buying more at deeper discounts and tapering as STRC approaches par.

▪$1.0 Billion MSTR Repurchase Program: No repurchases to date. The Company will consider repurchasing MSTR when management believes it is trading below intrinsic value, which would be accretive to common shareholders.
▪BTC Monetization Program: The Company has board authorization to sell bitcoin to:
▪Fund the USD Reserve up to $1.25 billion of bitcoin sales
▪Fund preferred stock dividends and interest expense as they become payable, or to replenish the USD Reserve after such payments
▪Fund repurchases of MSTR or Digital Credit Securities under our repurchase programs
The Company has sold approximately $218.4 million of bitcoin year to date 2026 to fund a portion of our preferred stock dividends.
ROC Dividend Guidance
Strategy believes that it will not have any accumulated earnings & profits for U.S. federal income tax purposes (“E&P”), and does not expect to generate current E&P in the current year or the foreseeable future. Based on these expectations, Strategy expects the distributions paid on its preferred equity instruments to be treated as non-taxable return of capital ("ROC") for the foreseeable future (i.e., ten years or more).
Special tax considerations may apply to certain taxpayers based on their specific circumstances. Shareholders should consult their own tax advisors regarding the U.S. federal, state, local, and any non-U.S. tax consequences to them in connection with the receipt of any of these distributions. Strategy’s expectations on E&P may change, and any such change could affect the U.S. federal income tax treatment of the distributions.
Strategy Dashboard
Strategy maintains a dashboard on its website (www.strategy.com) as a disclosure channel for providing broad, non-exclusionary distribution of information regarding Strategy to the public, including information regarding market prices of its outstanding securities, bitcoin purchases and holdings, certain KPI metrics and other supplemental information, and as one means of disclosing non-public information in compliance with its disclosure obligations under Regulation FD. Investors and others are encouraged to regularly review the information that Strategy makes public via the website dashboard.
Conference Call
Strategy will be discussing its second quarter 2026 financial results on a live Video Webinar today beginning at approximately 5:00 p.m. ET. The live Video Webinar and accompanying presentation materials will be available under the “Events and Presentations” section of Strategy’s investor relations website at https://www.strategy.com/investor-relations. Log-in instructions will be available after registering for the event. An archived replay of the event will be available beginning approximately two hours after the call concludes.
About Strategy
Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) is the world's first and largest Bitcoin Treasury Company. We pursue financial innovation strategies designed to generate value from our bitcoin holdings, including developing and issuing novel fixed-income instruments that provide investors varying degrees of economic exposure to bitcoin. In addition, we are an industry leader in AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere™. We believe our combination of active bitcoin-focused capital management and a scaled operating software business positions us for long-term value creation across both digital asset and enterprise analytics markets.
Strategy, MicroStrategy, and Intelligence Everywhere are either trademarks or registered trademarks of Strategy Inc in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Important Information About KPIs
The Company seeks to acquire bitcoin in a manner it believes to be accretive to common stockholders. To assess achievement of this strategy, the Company monitors and reviews the following Key Performance Indicators (“KPIs”):
▪Bitcoin Per Share (in Sats) (or BPS (in Sats)) represents the ratio between the Company’s gross bitcoin holdings and its Assumed Diluted Shares Outstanding, expressed in terms of “Satoshis” or “Sats”, where:
▪“Assumed Diluted Shares Outstanding” refers to the aggregate of the Company’s Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method, incorporates approximate forfeitures of awards in the current period which may be subject to future adjustment and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.
▪“Basic Shares Outstanding” reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that (A) were sold under at-the-market equity offering programs, or (B) were issued pursuant to (i) options that had been exercised, (ii) restricted stock units that have vested or (iii) conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented.
▪A “Satoshi” or a “Sat” is one one-hundred-millionth of one bitcoin, currently the smallest indivisible unit of a bitcoin.
▪BTC Yield represents the percentage change in BPS (in Sats) from the beginning of a period to the end of a period.
▪BTC Gain represents the gross number of bitcoins held by the Company at the beginning of a period multiplied by the BTC Yield for such period.
▪BTC $ Gain represents the dollar value of the BTC Gain calculated by multiplying the BTC Gain by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time.
For determining BTC $ Gain quarter to date and year to date, unless otherwise specified, the Company uses the current market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period, unless stated otherwise. The Company uses these market prices of bitcoin for these calculations solely for the purpose of facilitating these illustrative calculations.
The Company uses BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner it believes to be accretive to shareholders. The Company also believes these KPIs can supplement investors’ understanding of how the Company chooses to fund bitcoin purchases and the value created in a period:
▪BPS (in Sats) measures the ratio of the Company’s gross bitcoin holdings to Assumed Diluted Shares Outstanding, which provides management and investors a baseline with which to assess the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner over a given period. When evaluating a capital raise transaction, the Company reviews this metric and considers the impact such transaction will have on this ratio on a pro forma basis. This metric forms the baseline for the Company’s BTC Yield, BTC Gain and BTC $ Gain KPIs, which present changes in BPS (in Sats) from the beginning of a period to the end of the period in different formats.
▪BTC Yield measures the percentage change in BPS (in Sats) from the beginning of a period to the end of a period, which helps management and investors assess how the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner varies across periods. The Company uses BTC Yield to evaluate whether its capital markets activity and bitcoin acquisition strategy has resulted in gross per-share accretion (or dilution) on an Assumed Diluted Shares Outstanding basis over an applicable period, and to compare the impact of its strategy across periods.

▪BTC Gain hypothetically expresses the percentage change reflected in the BTC Yield metric as if it reflected an increase in the amount of bitcoin held at the end of the applicable period as compared to the beginning of such period, which provides management and investors with visibility into the absolute change in the Company’s bitcoin holdings resulting from the Company’s BTC Yield. The Company uses BTC Gain to measure the accretive or dilutive impact of the change in BPS (in Sats) over an applicable period in absolute terms relative to the Company’s bitcoin holdings. This metric can be particularly helpful when comparing the execution of the Company’s capital markets strategy across periods, as BTC Yield may be lower when the Company’s bitcoin asset base is larger, but result in the same BTC Gain. For example, a 10% BTC Yield with a starting amount of 100,000 bitcoin will result in 10,000 BTC Gain, which is the same BTC Gain that would result from 5% BTC Yield with a starting amount of 200,000 bitcoin.
▪BTC $ Gain further expresses the percentage change reflected in the BTC Yield metric as an illustrative dollar value by multiplying that bitcoin-denominated change by the market price of bitcoin at the end of the applicable period as described above. The Company refers to this metric for illustrative purposes to consider the magnitude of the Company’s BTC Gain for an applicable period with reference to the market price of bitcoin as of the end of an applicable period.
When the Company presents these KPIs for any period (a "measurement period") that is a subdivision of a longer specified period (the “reference period”), (i) BTC Yield is calculated as the BTC Yield for the period from the beginning of the reference period to the end of the measurement period, less the BTC Yield for the period from the beginning of the reference period to the beginning of the measurement period, (ii) BTC Gain is calculated using the BTC Yield for the measurement period and the Company’s bitcoin holdings at the beginning of the reference period rather than at the beginning of the measurement period, and (iii) BTC $ Gain is calculated by multiplying such revised BTC Gain by the market price of bitcoin at the end of the measurement period. When the Company presents these metrics for an interim period within a fiscal year (e.g., a monthly, quarterly, or quarter-to-date period), then the reference period is that fiscal year, unless stated otherwise.
For example, if BPS (in Sats) is 100 at the beginning of a fiscal year (the reference period), 110 at the end of the first quarter and 125 at the end of the second quarter, the BTC Yield for the second quarter (the applicable measurement period) is calculated as (125/100 − 1) less (110/100 − 1), or 15%—reflecting the 15-point BPS (in Sats) increase from 110 to 125 expressed against the reference period starting BPS (in Sats) of 100. The sum of the first quarter BTC Yield (10%) and the second quarter BTC Yield (15%) equals the year-to-date BTC Yield of 25% (125/100 − 1).
When management uses these metrics, management takes into account the various limitations of these metrics. With respect to BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, these include that they:
▪do not take into account that the Company’s assets, including its bitcoin, are subject to (i) all of the Company’s existing and future liabilities, including its debt, and (ii) the preferential rights of the Company’s preferred stockholders to dividends and the Company’s assets in a liquidation, and that all such claims rank senior to those of the Company’s common equity; therefore holders of such excluded instruments may have claims on the Company’s assets (including bitcoin) senior to those of holders of common stock in the event of the Company’s liquidation, and as a result the additional bitcoin acquired using proceeds from the sale of such instruments may not accrete to common stockholders; and
▪assume that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments and convertible preferred stock, converted into shares of class A common stock in accordance with their respective terms.
Different assumptions would produce materially different results, and these KPIs may overstate or understate the Company’s bitcoin after accounting for senior claims (net of the Company’s USD Reserve).
BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, financial performance, valuation or liquidity measures. Specifically:
▪BPS (in Sats) does not represent (i) the ability of the Company to satisfy the Company’s financial obligations, or (ii) the Company’s book value per share.
▪BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.

▪BTC Gain and BTC $ Gain are not equivalent to “gain” in the traditional financial context. They also are not measures of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or measures of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. It should also be understood that BTC $ Gain does not represent a fair value gain of the Company’s bitcoin holdings, and BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings.
The trading price of the Company’s class A common stock is informed by numerous factors in addition to the Company’s bitcoin holdings and its actual or potential shares of common stock outstanding, and as a result, the trading price of the Company’s securities can deviate significantly from the fair market value of the Company’s bitcoin, and none of BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain are indicative or predictive of the trading price of the Company’s securities.
Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. In particular, the Company has adopted Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which requires that the Company measure its bitcoin at fair value in its statement of financial position as of the end of a reported period, and recognize gains and losses from changes in the fair value in net income (loss) for the reported period. As a result, the Company may incur unrealized gain or loss on digital assets based on changes in the market price of bitcoin during a period, which would not be reflected in BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain. For example, if the Company increases its bitcoin holdings relative to Assumed Diluted Shares Outstanding during a reported period, the Company would achieve increased BPS (in Sats) and positive BTC Yield, BTC Gain and BTC $ Gain even if the Company reports significant unrealized loss on digital assets for the period. Similarly, if the Company increases Assumed Diluted Shares Outstanding at a faster rate than its bitcoin holdings, then the Company would experience decreased BPS (in Sats) and negative BTC Yield, BTC Gain, and BTC $ Gain, even if the Company reports significant unrealized gain on digital assets for the period.
As noted above, these KPIs are narrow in their purpose and are used by management to assist it in assessing whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings. References to a transaction, or to the Company’s capital deployment, being “accretive” or “dilutive” refer only to the effect on the specified KPI under the stated assumptions, and do not mean that the transaction is accretive or dilutive to the Company’s earnings, cash flow, book value, enterprise value, intrinsic value, or the trading price of the Company’s securities.
In calculating BPS (in Sats), BTC Yield, BTC Gain, and BTC $ Gain, the Company does not consider the source of capital used for the acquisition of its bitcoin. When the Company purchases bitcoin using proceeds from offerings of non-convertible notes or non-convertible preferred stock, or convertible notes or preferred stock that carry conversion prices above the current trading price of the Company's common stock or conversion rights that are not then exercisable, such transactions have the effect of increasing the BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, if the Company were to liquidate, in a manner that is not reflected in these metrics.
If any of the Company’s convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments, the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, and adjustments for such decreases are not contemplated by the assumptions made in calculating these metrics. Accordingly, these metrics might overstate or understate the accretive nature of the Company’s use of capital to buy bitcoin because not all bitcoin is purchased using proceeds from issuances of class A common stock, instruments that are convertible into class A common stock may be forfeited or repaid with funds other than from the sale of class A common stock in the period in question rather than being exercised for or converted into class A common stock and not all proceeds from issuances of class A common stock are used to purchase bitcoin.
In addition, the Company is required to pay dividends with respect to its perpetual preferred stock in perpetuity. The Company could pay these dividends with cash or, in the case of STRK, by issuing shares of class A common stock. The Company has issued shares of class A common stock and certain classes of its preferred stock for cash to fund the payment of cash dividends, and the Company may in the future issue shares of class A common stock in lieu of paying dividends on STRK. As a result, the Company has experienced, and may experience in the future, increases in Assumed Diluted Shares Outstanding without corresponding increases in its bitcoin holdings, resulting in decreases in BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain for the applicable periods.

The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Ownership of the Company’s securities, including its class A common stock and preferred stock, does not represent an ownership interest in, or a redemption right with respect to, the bitcoin the Company holds.
The Company determines its KPI targets based on its history and future goals.  The Company’s ability to maintain any given level of BPS (in Sats), or achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.
These KPIs are merely supplements, not substitutes to the financial statements and other disclosures contained in the Company’s SEC filings. They should be used only by sophisticated investors who understand their limited purpose and many limitations.
Change in Method of Calculating KPIs for Interim Periods
Effective January 1, 2026, the Company changed the method by which it calculates BTC Yield, BTC Gain and BTC $ Gain when presenting such KPIs for any period that is a subdivision of a longer specified period (the “Methodology Change”), and such KPI metrics for such periods are therefore not directly comparable to those previously reported.
Nature of the Change. Under the prior methodology, BTC Yield used BPS at the beginning of the measurement period as the denominator, and BTC Gain used bitcoin holdings at the beginning of the measurement period as the multiplier. Under the updated methodology described above, BTC Yield uses BPS at the beginning of the reference period as the denominator, reduced by the BTC Yield for the period from the beginning of the reference period to the beginning of the measurement period, with BTC Gain and BTC $ Gain calculated consistently therewith.
Reason for the Change. The change improves comparability of KPI metrics across measurement periods within a reference period. Because each measurement period’s BTC Yield now reflects our per-share bitcoin accretion against a consistent baseline — BPS at the beginning of the reference period — BTC Yields for all measurement periods within a reference period are additive and sum to the BTC Yield for the reference period, providing investors with a more intuitive view of period-to-period execution of the Company's bitcoin strategy.
Effect on Previously Reported Figures. The effect of the Methodology Change on KPI figures from a prior period will be presented when such period next appears as a period-over-period comparative period. Annual KPI figures, year-to-date KPI figures, as well as KPI figures for the three months ended March 31, 2026 and March 31, 2025, are unaffected.
Other Differences Relevant to Understanding Our Performance. Investors should note: (i) when BPS is increasing, the updated methodology will generally produce higher BTC Yield figures for subsequent measurement periods within a reference period, because the denominator does not reset to reflect per-share gains from earlier measurement periods in the reference period; and conversely, when BPS is declining, it may produce lower (more negative) figures for later measurement periods; (ii) BTC Yields under the updated methodology sum to reference period BTC Yield, whereas they did not under the prior methodology; and (iii) BTC $ Gain, because it applies each measurement period-end bitcoin price rather than reference period-end price, will not arithmetically sum to reference period BTC $ Gain.
Forward-Looking Statements
This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects, including statements relating to corporate objectives with respect to the trading price of the Company’s Variable Rate Series A Perpetual Stretch Preferred Stock and KPI targets, statements relating to the Company's expectation regarding the tax-deferred return of capital treatment of distributions on its preferred stock, and statements containing the words “believe,” “estimate,” “project,” “expect,” “will,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of Strategy Inc and its subsidiaries (Company) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: fluctuations in the market price of bitcoin and any associated unrealized gains or losses on digital assets that the Company may record in its financial statements as a result of a change in the market price of bitcoin from the value at which the Company’s bitcoins are carried on its balance sheet; the availability of debt and equity financing on favorable terms; gains or losses on any sales of bitcoins; changes in the accounting treatment relating to the Company’s bitcoin holdings; changes in securities laws or other laws or regulations, or the adoption of new laws or regulations, relating to bitcoin that adversely affect the price of bitcoin or the Company’s ability to transact in or own bitcoin; changes in the Company’s tax earnings & profits that may impact return of capital tax treatment on future dividends on the Company’s preferred stock; the impact of the availability of spot exchange traded products and other investment vehicles for bitcoin and other digital assets; a decrease in liquidity in the markets in which bitcoin is traded; security breaches, cyberattacks, unauthorized access, loss of private keys, fraud or other circumstances or events that result in the loss of the Company’s bitcoins; impacts to the price and rate of adoption of bitcoin associated with financial difficulties and bankruptcies of various participants in the digital asset industry; the level and terms of the Company’s substantial indebtedness and its ability to service such debt; the extent and timing of market acceptance of the Company’s new product offerings; continued acceptance of the Company’s other products in the marketplace; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; customers continuing to shift from a product license model to a cloud subscription model, which may delay the Company’s ability to recognize revenue; fluctuations in tax benefits or provisions; changes in the market price of bitcoin as of period-end and their effect on our deferred tax assets, related valuation allowance, and tax expense; other potentially adverse tax consequences; competitive factors; general economic conditions, including levels of inflation and interest rates; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic and current reports filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.

STRATEGY INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product licenses	$3,667	$7,177	$9,168	$14,447
Subscription services	62,858	40,824	121,737	77,927
Total product licenses and subscription services	66,525	48,001	130,905	92,374
Product support	40,245	52,081	84,435	104,610
Other services	15,598	14,406	31,328	28,570
Total revenues	122,368	114,488	246,668	225,554
Cost of revenues:
Product licenses	1,247	1,169	2,443	2,133
Subscription services	22,743	15,906	45,214	30,335
Total product licenses and subscription services	23,990	17,075	47,657	32,468
Product support	5,634	7,291	11,821	14,645
Other services	11,194	11,384	22,286	22,608
Total cost of revenues	40,818	35,750	81,764	69,721
Gross profit	81,550	78,738	164,904	155,833
Operating expenses:
Sales and marketing	34,119	33,691	70,391	61,223
Research and development	23,099	24,071	47,764	48,494
General and administrative	39,917	36,500	77,274	77,047
Unrealized loss (gain) on digital assets	8,315,365	(14,047,514)	22,770,844	(8,141,509)
Total operating expenses	8,412,500	(13,953,252)	22,966,273	(7,954,745)
(Loss) income from operations	(8,330,950)	14,031,990	(22,801,369)	8,110,578
Interest income (expense), net	(1,250)	(17,897)	574	(35,003)
Gain on debt extinguishment	113,916	—	113,916	—
Other income (expense), net	214	(8,271)	3,330	(12,207)
(Loss) income before income taxes	(8,218,070)	14,005,822	(22,683,549)	8,063,368
Provision for (benefit from) income taxes	1,558	3,984,976	(1,921,251)	2,259,892
Net (loss) income	(8,219,628)	10,020,846	(20,762,298)	$5,803,476
Dividends on preferred stock	(400,661)	(49,110)	(630,188)	(58,347)
Net (loss) income attributable to common stockholders of Strategy	$(8,620,289)	$9,971,736	$(21,392,486)	$5,745,129
Basic (loss) earnings per common share	$(24.45)	$36.23	$(62.32)	$21.61
Weighted average common shares outstanding - Basic	352,534	275,244	343,275	265,910
Diluted (loss) earnings per common share	$(24.45)	$32.60	$(62.32)	$19.43
Weighted average common shares outstanding - Diluted	352,534	306,764	343,275	298,039

STRATEGY INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,711,837	$2,301,470
Restricted cash	1,847	1,873
Short-term investments	736,145	—
Accounts receivable, net	123,786	205,748
Prepaid expenses and other current assets	95,015	55,046
Total current assets	2,668,630	2,564,137
Digital assets	49,672,080	58,854,028
Property and equipment, net	28,344	28,858
Right-of-use assets	58,226	46,975
Deposits and other assets	130,198	142,577
Deferred tax assets	5,114	4,507
Total assets	$52,562,592	$61,641,082
Liabilities, Mezzanine Equity and Stockholders' Equity
Current liabilities:
Accounts payable, accrued expenses, and operating lease liabilities	$35,341	$50,335
Accrued compensation and employee benefits	36,318	69,986
Accrued interest	5,619	5,619
Preferred dividends payable	155,157	27,121
Current portion of long-term debt, net	39,814	31,313
Deferred revenue and advance payments	222,858	272,118
Total current liabilities	495,107	456,492
Long-term debt, net	6,670,114	8,158,842
Deferred revenue and advance payments	3,256	5,451
Operating lease liabilities	60,849	46,135
Other long-term liabilities	4,926	4,736
Deferred tax liabilities	1,357	1,926,454
Total liabilities	7,235,609	10,598,110
Commitments and Contingencies
Mezzanine Equity
Series A Perpetual Preferred Stock,$0.001 par value; 424,953 and 442,361 shares authorized; 153,529 and 78,183 issued and outstanding at June 30, 2026 and December 31, 2025, respectively; redemption value and liquidation preference of $15,462,056 and $8,032,324 at June 30, 2026 and December 31, 2025, respectively	14,440,895	6,919,514
Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 580,047 and 562,639 shares authorized, no shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Class A common stock, $0.001 par value; 10,330,000 and 10,330,000 shares authorized, 351,963 and 292,422 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	352	292
Class B common stock, $0.001 par value; 165,000 shares authorized, 19,640 shares issued and outstanding at both June 30, 2026 and December 31, 2025	20	20
Additional paid-in capital	46,092,908	37,806,554
Accumulated other comprehensive loss	(8,433)	(5,171)
(Accumulated deficit) retained earnings	(15,198,759)	6,321,763
Total stockholders’ equity	30,886,088	44,123,458
Total liabilities, mezzanine equity and stockholders' equity	$52,562,592	$61,641,082

STRATEGY INC
DIGITAL ASSETS – ADDITIONAL INFORMATION
(unaudited)

		Digital Asset Original Cost Basis (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held	Approximate Average Purchase or Sale Price Per Bitcoin
Balance at January 1, 2025 (after adoption of ASU 2023-08)		$27,968,248	$41,790,421	447,470	$62,503
Digital asset purchases	(a)	7,661,663	7,661,663	80,715	94,922
Unrealized loss on digital assets		—	(5,906,005)	—	—
Balance at March 31, 2025		$35,629,911	$43,546,079	528,185	$67,457
Digital asset purchases	(b)	6,769,205	6,769,205	69,140	97,906
Unrealized gain on digital assets		—	14,047,514	—	—
Balance at June 30, 2025		$42,399,116	$64,362,798	597,325	$70,982

Balance at January 1, 2026		$50,435,331	$58,854,028	672,500	$74,997
Digital asset purchases	(c)	7,251,126	7,251,126	89,599	80,929
Unrealized loss on digital assets		—	(14,455,479)	—	—
Balance at March 31, 2026		$57,686,457	$51,649,675	762,099	$75,694
Digital asset purchases	(d)	6,420,975	6,420,975	85,296	75,279
Digital asset sales	(e)	(168,126)	(83,205)	(1,395)	59,663
Unrealized loss on digital assets		—	(8,315,365)	—	—
Balance at June 30, 2026	(f)	$63,939,306	$49,672,080	846,000	$75,578
(a)In the first quarter of 2025, we purchased bitcoin using $4.37 billion of the net proceeds from ATM sales of class A common stock, $1.99 billion of the net proceeds from our issuance of the 2030B Convertible Notes, $593.7 million of the aggregate net proceeds from the initial public offering and ATM sales of STRK Stock, and $710.0 million of the net proceeds from the initial public offering of STRF Stock.
(b)In the second quarter of 2025, we purchased bitcoin using $5.19 billion of the net proceeds from ATM sales of class A common stock, $979.7 million of the net proceeds from our initial public offering of STRD Stock, $163.0 million of the net proceeds from ATM sales of STRF Stock, and $438.0 million of the net proceeds from ATM sales of STRK Stock.
(c)In the first quarter of 2026, we purchased bitcoin using $2.06 billion of the net proceeds from ATM sales of STRC Stock, $3.3 million of the net proceeds from ATM sales of STRK Stock and $5.19 billion of the net proceeds from ATM sales of class A common stock.
(d)In the second quarter of 2026, we purchased bitcoin using $5.46 billion of the net proceeds from ATM sales of STRC Stock, and $0.96 billion of the net proceeds from ATM sales of class A common stock.
(e)The proceeds from the sales were used to fund dividend payments on Preferred Stock.
(f)$75,578 presented in the Approximate Average Purchase or Sale Price Per Bitcoin column represents the average price we paid for the bitcoin we held as of June 30, 2026.